Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4/A) of BOK Financial Corporation for the registration of BOK Financial Corporation’s common stock, and related Preliminary Proxy Statement/Prospectus of CoBiz Financial Inc. and BOK Financial Corporation, and to the incorporation by reference therein of our reports dated February 27, 2018 with respect to the consolidated financial statements of BOK Financial Corporation, and the effectiveness of internal control over financial reporting of BOK Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Tulsa, Oklahoma

August 15, 2018